CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated September 6, 2001, on the financial statements of Continental Ridge Resources Inc. (formerly Canada Fluorspar Inc.) for the years ended June 30, 2001 and 2000 in the Company’s Report on Form 20F(Amendment Number 2). We also consent to application of such report to the financial information in the Report on Form 20F, when such financial information is read in conjunction with the financial statements referred to in our report.

Vancouver, Canada	“Morgan & Company”

January 23, 2003	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Suite 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1